Exhibit 99.(J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 79 to Registration Statement No. 33-98102 on Form N-1A of our report dated December 22, 2017, relating to the financial statements and financial highlights of Alger Spectra Fund, which is a portfolio of The Alger Funds II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2017 and to the references to us under the headings “Financial Highlights” in the Prospectus, and “Disclosure for Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 30, 2018